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                                                                    Exhibit 99.1


                DRUG EMPORIUM, INC. ANNOUNCES FRANCHISE BUY OUT,
                 RIGHTS PLAN EXTENSION AND NEW WEB-SITE SERVICES

         POWELL, OHIO, JULY 14, 1998 -- Drug Emporium, Inc. has entered into a termination agreement with Western Drug Distributors, Inc., its franchise store operator in the Seattle and Portland areas, under which Drug Emporium will receive a $15.4 million lump sum payment in exchange for terminating Western Drug's franchise obligations. Termination is contingent upon the successful closing of the previously announced sale of Western Drug to Longs Drug Stores of Walnut Creek, California. It is anticipated that the closing between Longs and Western Drug and the payment to Drug Emporium will take place later this month.

         David L. Kriegel, chairman and CEO of Drug Emporium, said "Western Drug, under the leadership of Mr. Jeffrey Meder, has consistently been one of our better performing franchise entities. Mr. Meder was named Drug Emporium Franchise Operator of the Year in 1997. While we are disappointed that Western Drug is leaving the Drug Emporium family, we believe that this transaction represents an opportunity for Western Drug and Drug Emporium shareholders."

         Drug Emporium also announced that its Board of Directors has adopted an Amended and Restated Rights Agreement extending the termination date of its existing Plan to July 1, 2008. Certain other changes to its Plan were also made, including reducing the ownership threshold that triggers the Plan to 15 percent. The Plan was not renewed in response to any specific takeover threat. The Plan is designed to assure that all of Drug Emporium's shareholders receive fair and equal treatment in any proposed takeover by guarding against abusive tactics that would otherwise allow a purchaser to gain control of the Company without paying all shareholders a control premium. The Rights will continue to trade with the Drug Emporium common stock. This continuation of Rights will not impact reported earnings and is not taxable to Drug Emporium or its stockholders.

         In other news, beginning July 19, 1998, Drug Emporium will be offering a web-site mail order prescription drug service that is designed to meet the needs of the American consumer's busy lifestyle. Customers can order their prescriptions from their home computer for direct home delivery. Patients will simply go to the Drug Emporium web-site at www.drugemporium.com and select the DE DirectRx Online Pharmacy icon. Free shipping is being offered to new web-site customers on their first order.

         In addition to prescription medications, diabetic testing supplies will also be offered to Medicare-eligible customers through this exciting new service. With the addition of prescription medications and diabetic testing supplies at the DE Direct Rx site to the already existing DE Direct OTC site, Drug Emporium now has a complete virtual store for its cyber customers to shop.
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         Mr. Kriegel noted, "Our DE Direct Prescription Ordering System will allow us to tap into new customers that do not live near a Drug Emporium store as well as enabling us to offer a more convenient service to our current customers. We also have had a high degree of customer acceptance to our on-line "Ask A Pharmacist" program, where we provide expert pharmacist advice to our website users."

         Drug Emporium is a national chain of 133 Company-owned stores operating under the names Drug Emporium and F&M. All stores operate full-service pharmacies and specialize in discount-priced merchandise including health and beauty aids, cosmetics, vitamins and greeting cards. Twenty-one of the Company's locations are open 24 hours a day.


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          FOR FURTHER INFORMATION:     Michael P. Leach, Chief Financial Officer
                                       740-548-7080 x150

                            PLEASE VISIT OUR WEBSITE
          AND ON-LINE HEALTH, BEAUTY, AND PRESCRIPTION PRODUCTS STORE:
                          http://www.drugemporium.com


For further information:            Michael P. Leach
                                    Chief Financial Officer
                                    (740) 548-7080 Ext.150
                                    mleach@drugemporium.com